Exhibit 10.12

First Amendment to the
Wisconsin Energy Corporation Executive Deferred Compensation Plan
As Amended and Restated Effective July 23, 2004
(and further amended as of November 2, 2005)

        WHEREAS, Wisconsin Energy Corporation (the "Company") previously amended and restated the Wisconsin Energy Corporation Executive Deferred Compensation Plan as of July 23, 2004 and further amended as of November 2, 2005 (the "Plan");

        WHEREAS, Section 11.2 of the Plan permits the Company to amend the Plan by action of its Board of Directors, Compensation Committee or the EDCP Committee; and

        WHEREAS, the Company desires to amend the Plan to (1) provide that amounts credited and vested under the Plan as of December 31, 2004 are grandfathered, within the meaning of, and as determined under, regulations issued by the Department of the Treasury under Internal Revenue Code (the "Code") Section 409A, (2) provide that no new employees will participate in the Plan effective as of January 1, 2005, and (3) rename the Plan the "Legacy Wisconsin Energy Corporation Executive Deferred Compensation Plan."

        NOW, THEREFORE, the Plan is amended, effective as of January 1, 2005, in the following respects:

    The introductory section entitled "Purpose" is amended by adding a new paragraph at the end thereto to read as follows:

    "Except as provided in the next sentence, any amounts that are earned, deferred and vested under the Plan as of December 31, 2004 are 'grandfathered' (within the meaning of, and as determined in accordance with, Code Section 409A and the Treasury Regulations thereunder). Grandfathered pension make-whole benefits provided under Section 5.4 are those benefits derived from compensation paid and credited to the Plan before January 1, 2005, provided such benefits were vested as of December 31, 2004. Therefore, such grandfathered amounts are not subject to Code Section 409A and shall continue to be governed by the terms set forth herein. Effective as of January 1, 2005, the Company renamed the Plan the Legacy Wisconsin Energy Corporation Executive Deferred Compensation Plan. The Company also established the Wisconsin Energy Corporation Executive Deferred Compensation Plan (the 'ECDP') as a new nonqualified deferred compensation plan and as a replacement plan for the portion of the Plan that maintained account balances during the Code Section 409A transition period from January 1, 2005 through December 31, 2008 and that are subject to provisions of Code Section 409A. As a result, no new employees shall participate in the Plan effective as of January 1, 2005, but shall begin participation in the EDCP if otherwise eligible pursuant to the terms of the EDCP."

    Section 1.39 is amended in its entirety to read as follows:

    "'Plan' shall mean the Legacy Wisconsin Energy Corporation Executive Deferred Compensation Plan."

    Section 2.1 is amended by adding the following sentence at the end thereto to read as follows:

"Notwithstanding anything in the Plan to the contrary, effective as of January 1, 2005, no new employees shall be eligible to participate in the Plan."